Exhibit 10.1

STATE OF SOUTH CAROLINA
COUNTY OF AIKEN

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of 18th day of October, 2004 (the “Effective Date”), by and between PEOPLE’S COMMUNITY BANK OF SOUTH CAROLINA (“PCB”), FIRST CITIZENS BANK AND TRUST COMPANY, INC. (“FCB”), and TOMMY B. WESSINGER (“Consultant”).

        W I T N E S S E T H:

        WHEREAS, Consultant currently is employed as Chairman and Chief Executive Officer of PCB and its parent holding company, People’s Community Capital Corporation (“PCCC”), and in those positions he has provided leadership and guidance in the growth and development of PCCC’s and PCB’s business; and,

        WHEREAS, as of the Effective Date, PCB and PCCC have entered into an Agreement and Plan of Reorganization and Merger with FCB under which each of them would be been merged into FCB (the “Merger”) and their operations would be combined with those of FCB; and,

        WHEREAS, Employee’s experience and knowledge of PCB’s and PCCC’s operations, customers, and affairs, and his knowledge of and standing and reputation in PCB’s market area, have contributed to PCCC’s and PCB’s business success, and they will be of continuing benefit to FCB in its succession to and continuation of PCB’s business following the Merger; and, for that reason, and for PCB’s and FCB’s benefit following the Merger, PCB and FCB desire to engage Consultant’s services as a consultant to FCB for the Term of Engagement specified below, and to restrict Consultant’s ability to compete against FCB in certain banking markets during the Term of Engagement; and,

        WHEREAS, if the Merger is completed, Consultant desires to provide services to FCB on that basis; and,

        WHEREAS, PCB, FCB and Consultant desire to set forth the terms and conditions of such a consulting engagement now in a written agreement and, for that purpose, PCB, FCB and Consultant have agreed to enter into this Agreement with the intent that this Agreement be binding on and inure to the benefit of PCB as well as its successors in interest, including FCB following the Merger; and,

        WHEREAS, PCB, FCB and Consultant have agreed that, if the Merger does not become effective on or before the date specified herein, then this Agreement shall terminate and be of no further force and effect.

        NOW, THEREFORE, in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, PCB, FCB and Consultant hereby agree as follows:

        1.     Engagement.   PCB and FCB agree to engage Consultant, and Consultant accepts engagement with them, upon the terms and conditions stated herein. Beginning on the effective date of the Merger (the “Merger Date”), and for and in consideration of the payments provided for in Paragraph 3 below, Consultant will serve as a consultant to FCB, as successor in interest to PCB, and (i) provide such assistance and advice to FCB as it may reasonably request from time to time regarding matters involving the former customers and employees of PCB and other matters relating to the former operations of PCB and the transition of control over such operations to FCB, (ii) engage in business development activities on FCB’s behalf in the former market areas of PCB, and advise on and assist FCB in the promotion of its business in those market areas, all as FCB shall reasonably request from time to time, and (iii) advise and consult with the Bank regarding such other business matters within Consultant’s experience and expertise as FCB shall reasonably request from time to time.

        Notwithstanding anything contained in this Agreement to the contrary, Consultant’s services shall be limited to those of an independent contractor, shall not be on a day-to-day regularly scheduled operational basis, and shall be provided only when Consultant is reasonably available, and the monthly payments provided for in Paragraph 3 will be payable to Consultant each month whether or not FCB requests or utilizes Consultant’s services during that month. FCB shall make available to Consultant such office space and equipment and administrative or secretarial assistance as are reasonably necessary for Consultant to carry out his obligations under this Agreement.

        2.     Term. Unless sooner terminated as provided in this Agreement, the term of Consultant’s consulting engagement under this Agreement (the “Term of Engagement”) shall be for a period commencing on the Merger Date and terminating at the close of business on the second anniversary date of the Merger Date (the “Expiration Date”).

        Notwithstanding anything herein to the contrary, neither party hereto shall have any obligation to provide any services or to make any payments hereunder unless and until the Merger shall become effective. In the event that the Merger does not become effective on or before September 30, 2005, then, without action on the part of PCB, FCB or Consultant, this Agreement automatically shall terminate and be of no further force or effect, and neither party shall have any further rights or obligations hereunder.

        3.     Payments. In consideration of Consultant’s services rendered under Paragraph 1, and his agreements under Paragraph 7, of this Agreement, FCB will make cash payments to Consultant as described below.

                 (a)     Lump Sum Payment. Within ten business days following the Merger Date, and in lieu of payments hereunder throughout the entire term of Consultant’s agreements hereunder, FCB will pay to Consultant, in cash, the sum of ONE HUNDRED FORTY-FIVE THOUSAND AND NO/100s DOLLARS ($145,000.00).

                 (b)     Monthly Payments. During the Term of Engagement, FCB shall pay to Consultant, in cash, the sum of TWENTY THOUSAND EIGHT HUNDRED THIRTY-THREE AND 33/100s DOLLARS ($20,833.33) per month for twenty-four months. Monthly payments shall be payable on the last day of each calendar month, beginning with the calendar month following the month during which the Merger Date occurs.

        In addition to payments under this Agreement as described above, during the Term of Engagement FCB shall reimburse Consultant for reasonable business expenses incurred by Consultant in performance of Consultant’s services hereunder; provided, however, that Consultant shall, as a condition of reimbursement, incur such expenses and submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by FCB and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

        4.     Service as a Director. If requested by FCB and/or its parent company, First Citizens Bancorporation, Inc. (“Bancorp”), and subject to his nomination and election in accordance with FCB’s and Bancorp’s Bylaws and South Carolina law, during the Term of Engagement Consultant agrees to serve as a member of either or both of their Boards of Directors. Consultant agrees that he will not receive any additional compensation (including any fees otherwise paid by FCB or Bancorp to their directors) over and above the payments described above for his service as a member of their Boards or Committee’s of their Boards.

    5.        Benefits; Income Taxes.

                (a)     Benefit Plans. As an independent contractor and not an employee of FCB, during the Term of Engagement Consultant shall not be eligible to participate in any employee benefit plans or programs maintained by FCB for it employees.

                 (b)     Taxes; Withholding. All cash or other compensation payable or provided to Consultant under this Agreement shall be subject to any and all applicable taxes, deductions or assessments as are required by law, and Consultant shall be solely responsible for any income and other taxes owed on account of his receipt of all payments under this Agreement. However, to the extent that FCB reasonably believes itself obligated to do so, FCB may withhold any such taxes from any payments owed to Consultant hereunder. If the amount of any such taxes that FCB believes itself required to withhold and transmit to any governmental or taxing authority exceeds the amount of any payments then due and payable to Consultant and from which such withholding may be made, then FCB may require that Consultant pay to it the full amount of any such taxes then due and, if Consultant shall fail to make such payment, FCB may itself advance and pay the amount of those taxes and recover any such payments by offset against future payments due under this Agreement.

        6.     Standards of Performance and Conduct. During the Term of Engagement, Consultant faithfully and diligently shall discharge his obligations under this Agreement and perform his duties in a manner which is reasonably competent and satisfactory to FCB, and he shall make a reasonable effort in good faith to implement FCB’s policies and procedures in effect and as established from time to time by FCB.

        In the execution of his consulting duties under this Agreement, and, if he serves as a director of FCB or Bancorp, then in the course of such service, Consultant shall, at all times and in all material respects, comply with any codes or standards of conduct or ethics policies of FCB that apply to him as in effect as of the Effective Date or as may be adopted, amended or supplemented from time to time subsequent thereto (the “Code of Conduct”), and with all federal and state statutes, and all rules, regulations, administrative orders, statements of policy, and other pronouncements or standards promulgated thereunder, which are applicable to FCB and its business, and operations.

        7.     Noncompetition; Nonsolicitation; Confidentiality.

                (a)     General. Consultant hereby acknowledges and agrees that (i) PCCC and PCB have made a significant investment in the development of their business in the geographic area identified below as the “Relevant Market” and that, by virtue of FCB’s acquisition of PCCC and PCB, FCB will acquire a valuable economic interest in PCCC’s and PCB’s business in the Relevant Market which it is entitled to protect; (ii) in the course of his past service on behalf of PCCC and PCB, Consultant has substantial knowledge of and familiarity with PCB’s customers and its dealings with them, and other information concerning PCB’s businesses, all of which constitute valuable assets and information that currently is proprietary to PCB and that FCB will acquire upon consummation of the Merger; and (iii) in order to assure FCB the benefit of its acquisition of, and to protect its interest in, PCCC’s and PCB’s businesses, it is reasonable and necessary to place certain restrictions on Consultant’s ability to compete against FCB and on his disclosure of information about FCB’s, PCCC’s and PCB’s businesses and customers. For that purpose, and in consideration of the mutual agreements contained herein and the payments described in Paragraph 3 above, Consultant covenants and agrees as provided below.

                (b)     Definitions. For purposes of this Paragraph 7, the following terms shall have the meanings set forth below:

                                             Compete.   The term “Compete” means: (i) acting as a consultant, officer, director, advisory director, independent contractor, employee, organizer or sponsor of any Financial Institution that has, or will have, its main or principal office in the Relevant Market (as defined below), or, in acting in any such capacity with any other Financial Institution, to maintain an office or be employed at or assigned to or to have any direct involvement in the management, supervision, business, marketing activities, or solicitation of business for or operation of any office of such Financial Institution located in the Relevant Market; or (ii) directly or indirectly communicating to any Financial Institution the names or addresses of or any financial information concerning any Person who was a Customer of PCB on the date of the Merger.

                                              Confidential Information.  The term "Confidential Information" means any and all information, including but not limited to figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (including any files, data or information maintained electronically, on microfiche or otherwise) relating to Customers, or relating to PCCC, PCB or FCB and their respective lending, deposit and trust operations and related businesses, regulatory examinations, financing sources, financial results and condition, Customers (including lists of Customers and former customers and information regarding their dealings with PCB or FCB), prospective Customers, contemplated acquisitions (whether of business or assets), ideas, methods, marketing investigations, surveys, research, policies and procedures, computer systems and software, shareholders, Consultants, officers and directors, which is or has been disclosed to Consultant or of which Consultant became aware as a consequence of or through Consultant’s relationship to with PCCC, PCB or FCB and which has value to FCB and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by FCB (except where such public disclosure has been made by Consultant without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

                                              Customer.   The term “Customer ” means any Person residing or located within the Relevant Market with or to whom PCB has a depository or loan relationship or is providing any service or product on the Merger Date, and/or with or to whom FCB has a depository or loan relationship or is providing any service or product at any time after the Merger Date.

                                              Financial Institution.  The term "Financial Institution" means (i) any federal or state chartered bank, savings bank, savings and loan association, or credit union (a “Depository Institution”), (ii) any holding company for, or corporation that owns or controls, any Depository Institution (a “Holding Company”), (iii) any direct or indirect subsidiary, service corporation or affiliate of any Depository Institution or Holding Company, or any entity controlled in any way by any Depository Institution or Holding Company, or (iv) any other Person engaged in the business of making loans of any type, soliciting or taking deposits, or providing any other service or product that is provided by FCB or one of its affiliated corporations.

                                              Person.   The term “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, unincorporated association, or other entity.

                                              Relevant Market.  The term "Relevant Market" means Aiken County and Edgefield County, South Carolina, and Richmond County and Columbia County, Georgia.

                                              Restriction Period.  The term "Restriction Period" means the period beginning on the Merger Date and ending at the close of FCB’s business on the fifth anniversary of the Merger Date.

                (c)     Covenant Not to Compete. Consultant agrees that, during the Restriction Period, and in consideration of the payments described in Paragraph 3 above, Consultant shall not Compete with FCB.

               (d)     Covenant Not to Solicit Customers. Consultant agrees that, during the Restriction Period, and in consideration of the payments described in Paragraph 3 above, Consultant shall not directly or indirectly solicit any Customer become a depositor in or a borrower from any Financial Institution, to obtain any other service or product from any Financial Institution, or to change any depository, loan, and/or other banking relationship of the Customer to any Financial Institution, other than FCB.

                (e)     Covenant Not to Solicit Employees. During the Restriction Period, and in consideration of the payments described in Paragraph 3 above, Consultant shall not, directly or indirectly, on his own behalf or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, to another person or entity providing products or services competitive with the business of FCB, any full-time, part-time or temporary employee of FCB or its affiliates, whether or not such employees are subject to an employment agreement with FCB.

                (f)     Covenant of Confidentiality. In consideration of the payments described in Paragraph 3 above, Consultant covenants and agrees that all Confidential Information shall be considered and kept as the confidential, private and proprietary records and information of FCB, and except as shall be required in the course of the performance by Consultant of his duties on behalf of FCB or otherwise pursuant to the direct, written authorization of FCB, Consultant, will not at any time (whether during the Term of Engagement or following the expiration or termination thereof): divulge any such Confidential Information to any other Person; remove any such Confidential Information in written or other recorded form from FCB’s premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person other than FCB. The above obligations of confidentiality shall not prohibit the disclosure of any such Confidential Information by Consultant to Consultant’s attorneys (if each such attorney is advised of the existence of this agreement), or to the extent such disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or to the extent that, in the reasonable opinion of legal counsel to Consultant (which opinion, unless otherwise prohibited by law, shall be delivered in writing to FCB as far in advance as practicable prior to such disclosure), disclosure otherwise is required by law.

                (g)     Reasonableness of Restrictions. If any of the restrictions set forth in this Paragraph 7 shall be declared invalid for any reason whatsoever by a court of competent jurisdiction, the validity and enforceability of the remainder of such restrictions shall not thereby be adversely affected. Consultant acknowledges that PCCC and PCB have a substantial presence in the Relevant Market, that FCB, through its merger with PCCC and PCB will acquire a legitimate economic interest of PCCC and PCB in the Relevant Market which this Paragraph 7 specifically is intended to protect, and that the Relevant Market and Restriction Period are limited in scope to the geographic territory and period of time reasonably necessary to protect FCB’s economic interest and otherwise are reasonable and proper. In the event the Restriction Period or any other such time limitation is deemed to be unreasonable by a court of competent jurisdiction, Consultant hereby agrees to submit to such reduction of the Restriction Period as the court shall deem reasonable. In the event the Relevant Market is deemed by a court of competent jurisdiction to be unreasonable, Consultant hereby agrees that the Relevant Market shall be reduced by excluding any separately identifiable and geographically severable area necessary to make the remaining geographic restriction reasonable, but this Paragraph 7 shall be enforced as to all other areas included in the Relevant Market which are not so excluded.

                (h)     Remedies for Breach. Consultant understands and acknowledges that his breach or violation of any of the covenants contained in Paragraphs 7(c), 7(d), 7(e) and 7(f) shall be deemed a material breach of this Agreement and will cause substantial, immediate and irreparable injury to FCB, and that FCB will have no adequate remedy at law for such breach or violation. In the event of Consultant’s actual or threatened breach or violation of the covenants contained in either such Paragraph, in addition to withholding payments hereunder while any such breach shall continue, FCB shall be entitled to bring a civil action seeking, and, upon a finding by a court of competent jurisdiction that it appears likely that Consultant has breached or threatens to breach any of these covenants, shall be entitled to, an injunction restraining Consultant from violating or continuing to violate such covenant or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Consultant agrees that, if FCB institutes any action or proceeding against Consultant seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Consultant shall be deemed to have waived the claim or defense that FCB has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by FCB of any such right, remedy, power or privilege shall not preclude FCB or its successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of FCB.

                          Notwithstanding any provision in this Agreement to the contrary, Consultant agrees that the provisions of Paragraphs 7(c), 7(d), 7(e) and 7(f) above and the remedies provided in this Paragraph 7(h) for a breach by Consultant shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of FCB under any state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

                          Consultant’s obligations under this Paragraph 7 shall terminate upon a default by FCB in making the payments described in Paragraph 3 above. However, notwithstanding any provision of this Agreement to the contrary, in the event any payment required under Paragraph 3 is not made by FCB by the due date for that payment, FCB shall not be considered to be in default with respect to that payment for purposes of this Paragraph 7 unless it shall fail to make that payment within ten business days after its receipt of written notice from Consultant that the payment has not been made.

        8.     Payments following Death of Consultant.

                (a)     Continuation of Payments. In the event that Consultant dies following the Merger Date and prior to his receipt of all payments called for under Paragraph 3 above, then, to the extent that any such payments have not previously been made to Consultant, FCB will pay those payments, as and when due hereunder, to such individual or individuals as Consultant shall have designated in writing as his beneficiary(ies) as provided below or, in the absence of such designation, to Consultant’s estate, as applicable. Those payments shall be payable as they become due without deductions and the recipient shall be solely responsible for the payment of all income and other taxes and assessments, if any, applicable on those payments.

                (b)     Designation of Beneficiary(ies).In order to designate one or more beneficiaries as described in Paragraph 8(a) above, Consultant shall file a written designation with FCB in the form specified by FCB. Each such designation shall specify, by name(s), the person(s) to whom any amounts payable under this Agreement shall be paid following Consultant’s death. From time to time, Consultant may change or revoke a beneficiary designation without the consent of the beneficiary(ies) by filing a new beneficiary designation form with FCB, and the filing of a new designation form automatically shall revoke any and all designation forms previously filed with FCB. A beneficiary designation form not properly filed with FCB prior to FCB’s death shall be of no force or effect under this Agreement.

                          Subject to reasonable restrictions imposed by FCB and to FCB’s right to refuse to accept such a designation for reasons satisfactory to it, Consultant may designate more than one beneficiary and/or alternative or contingent beneficiaries, in which case Consultant’s designation form shall specify the relative shares and terms and conditions upon which amounts shall be paid to such multiple or alternative or contingent beneficiaries.

                          If, at the time of Consultant’s death, (i) no beneficiary designation is on file with FCB, (ii) no beneficiary designated by Consultant has survived Consultant, or (iii) there are other circumstances not covered by the beneficiary designation form on file with FCB, then Consultant’s estate conclusively shall be deemed to be the beneficiary designated to receive any amounts then remaining payable to Consultant under this Agreement.

                          In making all determinations regarding Consultant’s beneficiary, the latest designation form filed by Consultant with FCB shall control, and all changes in circumstances that occur after the filing of that designation shall be ignored. For example, if Consultant’s spouse is designated as beneficiary in the latest designation filed by Consultant but, thereafter, is divorced from Consultant, such designation shall remain valid until and unless Consultant files a later beneficiary designation form with FCB naming a different beneficiary.

                          Any check for a payment under this Agreement that is issued on or before the date of Consultant’s death shall remain payable to Consultant and shall be handled accordingly, whether or not the check actually is received by Consultant prior to death. Any check issued after the date of Consultant’s death shall be the property of Consultant’s beneficiary(ies) determined in accordance with this Paragraph 8(b).

           9.     Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that FCB (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if, in the written opinion of counsel to FCB, such payment or action: (a) would be prohibited by or would violate any provision of state or federal law applicable to FCB, including without limitation the Federal Deposit Insurance Act, as now in effect or hereafter amended, (b) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (c) otherwise would be prohibited by any Regulatory Authority.

        10.    Successors and Assigns.

                 (a)     This Agreement shall inure to the benefit of and be binding upon FCB as successor of PCCC and PCB by virtue of the Merger.

                 (b)      This Agreement pertains to the unique and personal skills of Consultant. Therefore, Consultant shall be precluded from assigning or delegating his rights or duties hereunder.

        11.    Modification; Waiver; Amendments. Any term or condition of this Agreement may be waived, either in whole or in part, at any time by the party which is entitled to the benefits thereof; provided, however, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms. This Agreement may be amended, modified or supplemented only by an agreement in writing executed in the same manner as this Agreement.

        12.    Applicable Law. The parties hereto agree that without regard to principles of conflicts of laws, the internal laws of the State of South Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement, except to the extent that federal law shall be deemed to apply. Any suit or action relating to this Agreement shall be instituted and prosecuted exclusively in the Courts of Richland County, South Carolina, and each party hereto hereby does waive any right or defense relating to such jurisdiction and venue.

        13.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

        14.    No Set-Off by Consultant. The existence of any claim, demand, action or cause of action by Consultant against FCB or its parent or other affiliated companies, whether based upon this Agreement or otherwise, shall not constitute a defense to the enforcement by FCB of any of its rights hereunder.

        15.    Delivery of Property upon Request or Termination. Upon request by FCB, and in any event at the end of the Term of Engagement, Consultant will promptly deliver to FCB all property belonging to FCB or its parent or other affiliated companies, including without limitation all Protected Information, then in his possession or control.

        16.    Headings. The section and paragraph headings and captions in this Agreement have been inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of any provisions of this Agreement.

        17.    Notices. Except as otherwise may be provided herein, all notices, claims, certificates, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or sent by facsimile transmission by one party to the other, or when deposited by one party with the United States Postal Service, postage prepaid; and, if directed to PCB or FCB, delivered or addressed to its Chief Financial Officer at its principal executive offices, and if to Consultant, delivered or addressed to him at his address in PCB and FCB’s records or at such other address as he shall specify from time to time in a notice given to PCB and FCB as provided above.

        18.    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

        19.    Entire Agreement. This Agreement (including all schedules, exhibits, and other documents attached hereto, and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements, promises, warranties, covenants or undertakings among, any of the parties hereto that are not expressly set forth in this Agreement.

        IN WITNESS WHEREOF, PCB has caused this Agreement to be executed by its duly authorized officer in pursuance of authority duly given by its Board of Directors, and Consultant has set hereunto his hand and adopted as his seal the typewritten word “SEAL” appearing beside his name, all as of the day and year first above written.

PEOPLE'S COMMUNITY BANK
OF SOUTH CAROLINA

By: /s/ Thomas H. Lyles
Attested:
Its: President & Chief Operating Officer
/s/ Jean Covington Chief Financial Officer
FIRST CITIZENS BANK
AND TRUST COMPANY, INC.

By: /s/ Jim B. Apple
Attested:
Its: Chairman and Chief Executive Officer
/s/ Kimberly R. Jordan Assist. Secretary
CONSULTANT:

/s/ Tommy B. Wessinger (SEAL)
Tommy B. Wessinger